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                                                                     Exhibit 3.1

                               AMENDMENT TO BYLAWS
                                       OF
                              WESTWOOD CORPORATION

                                   ARTICLE IX

                           ACTION UNDER NEVADA STATUTE

The provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes do not apply to the acquisition by L-3 Communications Corporation ("L-3"), or any person controlled by L-3 or, to the extent L-3 or any such person is deemed to be an acquiring person or a person acting in concert with an acquiring person within the meaning of such provisions, any person controlling L-3 or any such controlled person at the time of such acquisition, of any of the Common Stock, par value $0.003 per share ("Common Stock"), of the Corporation in any acquisition provided for or referred to in the Stockholders Agreement among L-3, Blue Acquisition Corp., the Corporation, Ernest H. McKee and William J. Preston.